Filed Pursuant to Rule 433

Registration Statement No. 333-180273

The Export-Import Bank of Korea

US$1,000,000,000 1.25% Notes due 2015 (the “Notes”)

Final Term Sheet

November 14, 2012

Issuer	The Export-Import Bank of Korea

Issue currency	U.S. Dollar (US$)

Issue size	US$1,000,000,000

Maturity Date	November 20, 2015

Settlement date	On or about November 20, 2012, which will be the fourth business day following the date of this final term sheet. If you wish to trade the Notes on the date of this final term sheet, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest Rate	1.25% per annum (first interest payment will be made on May 20, 2013 and thereafter payable semi-annually)

Day count	30/360 (interest on the Notes will accrue from November 20, 2012)

Interest Payment Dates	May 20 and November 20 of each year, commencing on May 20, 2013. If any Interest Payment Date or the Maturity Date falls on a day that is not a business day (as defined below), then payment will not be made on such date but will be made on the next succeeding day that is a business day, with the same force and effect as if made on the Interest Payment Date or the Maturity Date (as the case may be), and no interest shall be payable in respect of such delay. The term “business day” as used herein means a day other than a Saturday, a Sunday, or any other day on which banking institutions in The City of New York, London or Seoul are authorized or required by law or executive order to remain closed.

Public Offering Price	99.824%

Gross Proceeds	US$998,240,000

Underwriting Discounts	0.30%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$995,240,000

Denominations	US$200k/1k

CUSIP	302154 BE8

ISIN	US302154BE80

Format	The Notes will be registered with the U.S. Securities and Exchange Commission.

Listing	Application will be made to the Singapore Exchange Securities Trading Limited for the listing and quotation of the Notes.

Governing Law	New York

Joint Bookrunners	Deutsche Bank AG, Singapore Branch, Goldman Sachs International, J.P. Morgan Securities LLC, Morgan Stanley & Co. International plc and UBS AG, Hong Kong Branch

Joint Lead Managers	Deutsche Bank AG, Singapore Branch, Goldman Sachs International, J.P. Morgan Securities LLC, Morgan Stanley & Co. International plc, UBS AG, Hong Kong Branch, Daewoo Securities Co., Ltd. and U.S. Bancorp Investments, Inc.

Fiscal Agent	The Bank of New York Mellon

This Final Term Sheet should be read in conjunction with the prospectus dated June 29, 2012, as supplemented by the preliminary prospectus supplement dated November 14, 2012 (the “Prospectus Supplement”), relating to the Notes. The Prospectus Supplement shall be amended as follows:

1. The paragraph under the heading “Delivery of the Notes” on page S-7 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about November 20, 2012, which we expect will be the fourth business day following the date of this prospectus supplement, referred to as “T+4.” You should note that initial trading of the Notes may be affected by the T+4 settlement. See “Underwriting—Delivery of the Notes.””

2. The paragraph under the heading “Delivery of the Notes” on page S-76 shall be deleted and replaced with the following:

“We expect to make delivery of the Notes, against payment in same-day funds on or about November 20, 2012, which we expect will be the fourth business day following the date of this prospectus supplement. Under Rule 15c6-l promulgated under the Securities Exchange Act of 1934, as amended, U.S. purchasers are generally required to settle trades in the secondary market in three business days, unless they and the other parties to any such trade expressly agree otherwise. Accordingly, if you wish to trade in the Notes on the date of this prospectus supplement, because the Notes will initially settle in T+4, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement. Purchasers in other countries should consult with their own advisors.”

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the Website of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-212-834-4533.

The most recent prospectus can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/873463/000119312512468846/d427082d424b5.htm

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.

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